Exhibit 4.19

MEMORANDUM OF ASSOCIATION

OF

MOLSON COORS INTERNATIONAL GENERAL, ULC

1.
The name of the Company in all its language forms is:

MOLSON COORS INTERNATIONAL GENERAL, ULC

2.
The Company shall have all the powers, capacity, rights and privileges of a natural person including the following which are expressly conferred upon the Company:

(a)
to sell or dispose of its undertaking, or a substantial part thereof;

(b)
subject to the provisions of the Companies Act with respect to reduction of capital, to distribute any of its property in specie among its members; and

(c)
to amalgamate with any company or other body of persons.

3.
The liability of the members is unlimited.

        We, the undersigned, whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number and kind of shares in the capital stock of the Company written opposite our respective names.

Name, Address And Number Of Shares Taken By Subscriber

Molson Coors Brewing Company

Per:	/s/ MICHAEL J. GANNON
Name: Michael J. Gannon
Position: VP, Global Treasurer
1225 - 17th Street, Suite 3200-MCCC Denver CO 80202-5534

Total Number of Shares taken: 1,000 common shares with no par value

Witness to the above signature:

/s/ MICHAEL ABBASS
Name: Michael Abbass
Address: 1225 17th St., Suite 3200 Denver, CO 80202 USA

DATED the 22nd day of March, 2007.